Exhibit 99.1

PDS Biotech Announces Publication of Positive PDS01ADC Interim Phase 2 Clinical Trial Data from Stage 1 of NCI-led Metastatic Colorectal Cancer (mCRC) Trial

78% Objective Response Rate (ORR) with PDS01ADC; Parallel trial without PDS01ADC had 35% ORR
2-year survival rate of >80%; Parallel trial without PDS01ADC resulted in 2-year survival rate of ~35%

Trials performed in unresectable microsatellite stable (MSS) or mismatch repair-proficient p(MMR) colorectal liver metastases, which constitute the majority of mCRC, and in which immune checkpoint inhibitors have been unsuccessful

PRINCETON, N.J., April 15, 2026 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today announced the publication of clinical and immunological biomarker data from Stage 1 of a Phase 2 trial evaluating its tumor-targeted IL-12 immunocytokine, PDS01ADC,  in the March 10, 2026 issue of Journal of Clinical Oncology (JCO) Oncology Advances.

The clinical trial, led by Dr. Jonathan Hernandez, MD, Investigator in the Surgical Oncology Program at the National Cancer Institute (NCI), part of the National Institutes of Health (NIH), combined subcutaneous injection of PDS01ADC with floxuridine (FUDR), delivered via hepatic artery infusion pump (HAIP), in patients with MSS or pMMR metastatic colorectal cancer with liver metastases who had failed at least one round of prior treatment (NCT05286814). Immune checkpoint inhibitors have been ineffective to date in about 95% of mCRC patients with MSS or pMMR disease1.  Patients interested in enrolling in this study may contact NCI’s toll-free number 1-800-4-Cancer (1-800-422-6237) (TTY: 1-800-332-8615) and/or visit the web site: https://trials.cancer.gov and/or email NCIMO referrals@mail.nih.gov.

The open-label, single-center, non-randomized Phase 2 trial utilizes a Simon two-stage design and includes three disease cohorts: metastatic colorectal cancer, cholangiocarcinoma, and adrenocortical cancer. The publication reports data from the metastatic colorectal cancer cohort of the trial.

Key findings from Stage 1 (N=9) of the 22-patient study*

In colorectal cancer patients with liver metastases previously treated with at least one line of chemotherapy, who had failed prior treatment, the addition of PDS01ADC to HAIP therapy appears to enhance the immune response and clinical responses.:

•	Objective response rate by RECIST v1.1: 77.8% (7/9) at six months; in the parallel trial without PDS01ADC, the ORR was 35% (7/20)
•	24-month survival rate: Approximately 85%; in the parallel study without PDS01ADC, the 2-year survival rate was approximately 40%

•	Extrahepatic progression-free survival (PFS): median not reached at minimum follow-up of 13.1 months; in the parallel trial without PDS01ADC, the PFS was 8.1 months

*No head-to-head trials have been performed.

 “HAIP was approved by the FDA in 2024 and is gaining prominence at leading oncology centers. Despite many meaningful advances in oncology, metastatic colorectal cancer remains an area of significant unmet need. These early results showing strong tumor response rates and promising patient survival are encouraging and support our approach of subcutaneously administering PDS01ADC to activate the immune system against the cancer,” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “We believe these findings represent a meaningful step toward more precise immune-based treatments without the significant side effects that have historically limited traditional recombinant cytokine therapies."

The data were published in an article titled Tumor-Targeted IL-12 (PDS01ADC) With Hepatic Artery Infusion Pump Therapy for Colorectal Liver Metastases: Interim Analysis of a Nonrandomized Phase II Trial in the March 10, 2026 issue of JCO Oncology Advances (JCO Oncol Adv 3, e2500173(2026).

About PDS01ADC
PDS01ADC is a tumor-targeted immunocytokine designed to deliver Interleukin-12 (IL-12), a potent immune-activating agent, directly to the tumor while minimizing exposure to the rest of the body. The therapy uses the NHS76 antibody, which binds to DNA exposed in areas of tumor cell death, concentrating the drug where it is needed most. This targeted approach prevents the presence of free IL-12 in the body, and is designed to improve tolerability while enhancing anti-tumor potency. In clinical studies, PDS01ADC has been shown to:
•	Promote the development of stem-like T cells, including memory T cells with self-renewing properties, which may support durable anti-tumor responses[2]
•	Activate a subtype of natural killer cells associated with potent tumor-killing capability[3]
•	Inhibit immune-suppressive cells, such as regulatory T cells and myeloid-derived suppressor cells, that can otherwise protect tumors from immune attack[4]

About Metastatic Colorectal Cancer
Colorectal cancer is the second leading cause of cancer-related deaths in the United States, according to the American Cancer Society. More than 150,000 new cases are diagnosed in the U.S. each year. Approximately 20% of patients have metastatic disease at the time of diagnosis, and an additional 25% of those with initially localized disease will eventually progress to metastatic cancer (Biller LH, 2021;325;(7):669-685). Globally, colorectal cancer causes nearly 2 million deaths annually, according to the World Health Organization.

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy PDS0101 is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor. PDS01ADC is being evaluated in multiple phase 2 trials in various cancer indications in combination with standard of care.

For more information, please visit www.pdsbiotech.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Jude Gorman / Kiki Torpey
Collected Strategies
PDS-CS@collectedstrategies.com